Exhibit 10.3

Grant No.: RSA-

RESTRICTED STOCK AGREEMENT

UNDER THE

UNILIFE CORPORATION

AMENDED AND RESTATED

2009 STOCK INCENTIVE PLAN

GRANTEE:

NO. OF SHARES:

This Agreement (the “Agreement”) evidences the award of [                    ] restricted shares (each, an “Award Share,” and collectively, the “Award Shares”) of the common stock of Unilife Corporation, a Delaware corporation (the “Company”), granted to you, [                    ], effective as of [                    ], 2014 (the “Grant Date”), pursuant to the Unilife Corporation Amended and Restated 2009 Stock Incentive Plan (the “Plan”) and conditioned upon your agreement to the terms described below. All of the provisions of the Plan are expressly incorporated into this Agreement.

1. Terminology. Unless the context herein otherwise requires or as otherwise provided in this Agreement, capitalized words used herein are defined in the Plan.

2. Vesting.

(a) All of the Award Shares are nonvested and forfeitable as of the Grant Date.

(b) All of the Award Shares will become vested and nonforfeitable on the date of the Company’s next regularly scheduled annual meeting of stockholders at which directors are elected, provided that you remain in continuous service with the Company through that date. In addition, the vesting of all of the Award Shares will accelerate in full (i) immediately prior to and contingent upon the occurrence of a Change in Control, provided that you remain in continuous service with the Company through the date of that transaction, or (ii) upon cessation of your service with the Company due to your death or Disability.

3. Holding Period. You may not sell, assign, transfer, pledge, hypothecate or dispose of in any way (whether by operation of law or otherwise) your Award Shares from when they become vested and nonforfeitable until the later of (a) the first anniversary of when those shares became vested and nonforfeitable, and (b) the earliest of: (i) termination of your service with the Company; (ii) upon the occurrence of a Change in Control; (iii) upon receiving written consent of the Board, which will only be provided in exceptional circumstances; or (iv) seven (7) years from Grant Date.

4. Termination of Service.

(a) If your service with the Company ceases for any reason other than your death or Disability, all Award Shares that are not then vested and nonforfeitable will be immediately forfeited by you and transferred to the Company upon such cessation for no consideration. Any accrued dividends attributable to such forfeited Award Shares shall also be forfeited if and when the Award Shares are forfeited.

(b) You acknowledge and agree that upon the forfeiture of any unvested Award Shares in accordance with Section 4(a), (i) your right to vote and to receive cash dividends on, and all other rights, title or interest in, to or with respect to, the forfeited Award Shares shall automatically, without further act, terminate and (ii) the forfeited Award Shares shall be returned to the Company. You hereby irrevocably appoint (which appointment is coupled with an interest) the Company as your agent and attorney-in-fact to take any necessary or appropriate action to cause the forfeited Award Shares to be returned to the Company, including without limitation executing and delivering stock powers and instruments of transfer, making endorsements and/or making, initiating or issuing instructions or entitlement orders, all in your name and on your behalf. You hereby ratify and approve all acts done by the Company as such attorney-in-fact. Without limiting the foregoing, you expressly acknowledge and agree that any transfer agent for the Common Stock of the Company is fully authorized and protected in relying on, and shall incur no liability in acting on, any documents, instruments, endorsements, instructions, orders or communications from the Company in connection with the forfeited Award Shares or the transfer thereof, and that any such transfer agent is a third party beneficiary of this Agreement.

5. Restrictions on Transfer.

(a) Before an Award Share becomes vested and nonforfeitable, it may not be sold, assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise), except by will or the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.

(b) Even after an Award Share becomes vested and nonforfeitable, any transfer of Common Stock by you (or of any interest in Common Stock) will be limited to the extent provided by any stock ownership guideline, anti-hedging policy, securities trading policy, clawback policy or other similar policy or procedure maintained by the Company from time to time.

(c) The Company shall be entitled to place a stop transfer order on the Award Shares until they cease to be subject to transfer restrictions. Any attempt to sell, transfer, pledge, assign or otherwise alienate or hypothecate any such Award Shares in contravention of restrictions described in this Agreement shall be null and void and without effect. The Company shall not be required to (i) transfer on its books any Award Shares that have been sold or transferred in contravention of this Agreement, or (ii) treat as the owner of Award Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom Award Shares have been transferred in contravention of this Agreement.

(d) This Agreement is in all respects binding on you and your executors, representatives, administrators and heirs.

6. Book Entry Position. You are reflected as the owner of record of the Award Shares as of the Grant Date on the Company’s books. The Company will maintain the Award Shares in uncertificated book entry form. While any Award Share is unvested and forfeitable, the records of the Company’s transfer agent will include a notation to the effect that you may not sell, assign, transfer, pledge, or hypothecate the Award Shares. Any cash dividends or distributions that become payable with respect to an unvested Award Share will be accrued and held by the Company or an escrow agent appointed by the Administrator until the Award Share becomes vested and will be paid to you within 30 days after the date on which the related Award Share becomes vested.

7. Tax Withholding; Tax Election.

(a) You hereby agree to make adequate provision for non-US, US Federal, state and local taxes, including any social tax obligation, required by law to be withheld, if any, which arise in connection with the grant or vesting of the Award Shares. The Company in its sole discretion may, but is not obligated to, permit you to satisfy, in whole or in part, any applicable withholding tax obligation, including any social tax obligation, which may arise in connection with the grant or vesting of the Award Shares either by electing to have the Company withhold the issuance of, or redeem, Award Shares (other than unvested Award Shares) or by electing to deliver to the Company already-owned, fully vested shares of Common Stock of the Company, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due. The Company shall have the right to deduct from any compensation or any other payment of any kind due you (including withholding the issuance or delivery of shares of Common Stock or redeeming Award Shares) the amount of any applicable US Federal, state, local or non-US taxes, including any social tax obligation, required by law to be withheld as a result of the grant or vesting of the Award Shares in whole or in part; provided, however, that the value of the shares of Common Stock withheld or redeemed may not exceed the statutory minimum withholding amount required by law. In lieu of such deduction, the Company may require you to make a cash payment to the Company equal to the amount required to be withheld. If you do not make provision for the payment of such taxes when requested, the Company may refuse to issue any Common Stock certificate under this Agreement or may refuse to remove transfer restrictions on any Award Share until arrangements satisfactory to the Committee have been made.

(b) You hereby acknowledge that you have been advised by the Company to seek independent tax advice from your own advisors regarding the availability and advisability of making an election under Section 83(b) of the Code, and that any such election, if made, must be made within 30 days of the Grant Date. You expressly acknowledge that you are solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that such election is also delivered to the Company. You may not rely on the Company or any of its officers, directors or employees for tax or legal advice regarding this award. You acknowledge that you have sought tax and legal advice from your own advisors regarding this award or have voluntarily and knowingly foregone such consultation.

8. Adjustments for Corporate Transactions and Other Events.

(a) Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of Award Shares and the number of such Award Shares that are nonvested and forfeitable shall, without further action of the Administrator, be adjusted to reflect such event. The Administrator shall make adjustments, in its discretion, to address the treatment of fractional shares with respect to the Award Shares as a result of the stock dividend, stock split or reverse stock split; provided that such adjustments do not result in the issuance of fractional Award Shares. Adjustments under this Section 8 will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. While the Company is admitted to the Official List of the Australian Securities Exchange (ASX), any adjustments to the Award Shares under this Section 8 shall be made in accordance with the ASX Listing Rules (as amended or waived from time to time)

(b) Binding Nature of Agreement. The terms and conditions of this Agreement shall apply with equal force to any additional and/or substitute securities received by you in exchange for, or by virtue of your ownership of, the Award Shares, to the same extent as the Award Shares with respect to which such additional and/or substitute securities are distributed, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Common Stock of the Company, or similar event, except as otherwise determined by the Administrator. If the Award Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity, or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property (including cash) received upon such conversion, exchange or distribution in the same manner and to the same extent as the Award Shares.

9. Non-Guarantee of Directorship. Nothing in the Plan or this Agreement shall alter your service relationship with the Company, nor be construed as a contractual right of you to continue in a service relationship with the Company for any particular period of time or at any particular rate of compensation, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any Award Shares. In addition, nothing in the Plan or in this Agreement, nor any action taken pursuant to the Plan, shall limit, interfere with or otherwise affect the provisions of the Company’s charter, bylaws or the Delaware General Corporation Law relating to the removal of directors.

10. Rights as Stockholder. Except as otherwise provided in this Agreement, you will possess all incidents of ownership of the Award Shares, including the right to vote the Award Shares and receive dividends and/or other distributions declared on the Award Shares.

11. The Company’s Rights. The existence of the Award Shares shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12. Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be deemed effective or given upon hand delivery or 5 days after deposit in the United States mail, postage prepaid and certified, addressed to you at the address contained in the records of the Company, or addressed to the Administrator, care of the Company for the attention of its Corporate Secretary at its principal executive office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

13. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Award Shares granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Award Shares granted hereunder shall be void and ineffective for all purposes.

14. Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on your rights under this Agreement as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.

15. Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Administrator.

16. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Delaware, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect hereto will be brought in the federal or state courts in the districts which include the city and state in which the principal executive offices of the Company are located on the date on which the suit arises, and you hereby agree and submit to the personal jurisdiction and venue thereof.

17. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

18. Counterparts. This Agreement may be executed in counterparts, including by facsimile or .pdf electronic transmission and electronic mail (including .pdf), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement by any party by facsimile transmission or electronic mail will be as effective as delivery of a manually executed copy of this Agreement by such party.

19. Electronic Delivery of Documents. By your signing this Agreement, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the Award Shares and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

20. No Future Entitlement. By your signing this Agreement, you acknowledge and agree that: (i) the grant of these Award Shares is a one-time benefit which does not create any contractual or other right to receive future grants of stock, or compensation in lieu of stock grants, even if stock grants have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants, including, but not limited to, the times when stock grants shall be granted, the maximum number of shares subject to each stock grant, and the times or conditions under which restrictions on such stock grants shall lapse, will be at the sole discretion of the Administrator; (iii) the value of this stock grant is an extraordinary item of compensation; (iv) the value of this stock grant is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of these Award Shares ceases upon termination of your service, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; (vi) the Company does not guarantee any future value of these Award Shares; and (vii) no claim or entitlement to compensation or damages arises if these Award Shares do not increase in value and you irrevocably release the Company from any such claim that does arise.

21. Personal Data. For the exclusive purpose of implementing, administering and managing this stock grant, you, by signing this Agreement, consent to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors. You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, exercised, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of this stock grant and the Plan, and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that data will be held only as long as is necessary to implement, administer and manage this stock grant. You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary. You understand, however, that refusing or withdrawing your consent may affect your ability to accept a stock grant.

{Signature page follows}

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

UNILIFE CORPORATION

By:

Date:

The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein. The undersigned also consents to electronic delivery of all notices or other information with respect to the Award Shares or the Company.

WITNESS:	GRANTEE

Date:

Enclosure: Prospectus for the Unilife Corporation Amended and Restated 2009 Stock Incentive Plan

IMPORTANT US FEDERAL TAX INFORMATION

INSTRUCTIONS REGARDING SECTION 83(b) ELECTIONS

1.	The 83(b) Election is irrevocable. The 83(b) Election is a voluntary election that is available to you. It is your decision whether to file an 83(b) Election.

2.	If you choose to make an 83(b) Election, the 83(b) Election Form must be filed with the Internal Revenue Service within 30 days of the Grant Date; no exceptions to this deadline are made. You should send the election to the internal revenue service center located at the address to which you send your US Federal income tax return (IRS form 1040) based on your place of residence. The election should be sent via certified mail with return receipt requested or a delivery service that provides proof of delivery.

3.	You must deliver a copy of the 83(b) Election Form to the Corporate Secretary or other designated officer of the Company as soon as practicable after you receive proof that the original was received by the Internal Revenue Service. Irrespective of the fact that a copy of your 83(b) Election Form is to be delivered to the Company, you remain solely responsible for properly filing the original with the Internal Revenue Service.

4.	In addition to making the filing under Item 2 above, you must attach a copy of your 83(b) Election Form to your US Federal tax return for the taxable year that includes the Grant Date. Applicable state law also may require you to attach a copy of the 83(b) Election Form to any state income tax returns that you file for that taxable year.

5.	If you make an 83(b) Election and later forfeit the Award Shares, you will not be entitled to a refund of the taxes paid with respect to the gross income you recognized under the 83(b) Election.

6.	You must consult your personal tax advisor before making an 83(b) Election. You may not rely on this information, the Company, or any of the Company’s officers, directors, or employees for tax or legal advice regarding the Award Shares or the 83(b) Election. The election form attached to these instructions is intended as a sample only. It must be tailored to your circumstances and may not be relied upon without consultation with a personal tax advisor.

SECTION 83(b) ELECTION FORM

Election Pursuant to Section 83(b) of the Internal Revenue Code to

Include Property in Gross Income in Year of Transfer

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1. The name, address, and taxpayer identification number of the undersigned are:

- -

2. The property with respect to which the election is made is                      shares of Common Stock, par value $0.01 per share, of Unilife Corporation, a Delaware corporation (the “Company”).

3. The date on which the property was transferred was                     , the date on which the taxpayer received the property pursuant to a grant of restricted stock.

4. The taxable year to which this election relates is calendar year 20    .

5. The property is subject to restrictions in that the property is not transferable and is subject to a substantial risk of forfeiture until the taxpayer vests in the property. The taxpayer will vest in the property [DESCRIBE VESTING].

6. The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made is $         per share; with a cumulative fair market value of $        .

7. The taxpayer did not pay any amount for the property transferred.

8. A copy of this statement was furnished to the Corporate Secretary or other designated officer of the Company. The taxpayer rendered services to Unilife Medical Solutions Limited and Unilife Corporation in connection with the transfer of the property with respect to which this election is being made.

9. This election is made to the same effect, and with the same limitations, for purposes of any applicable state statute corresponding to Section 83(b) of the Internal Revenue Code.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner of Internal Revenue.

Signed:

Date:

Letter for filing §83(b) Election Form

[Date]

CERTIFIED MAIL

RETURN RECEIPT REQUESTED

***Please insert the IRS Service Center where you file your US Federal income tax return below.***

Internal Revenue Service Center

Re: 83(b) Election of
Social Security Number:

Dear Sir/Madam:

Enclosed is an election under §83(b) of the Internal Revenue Code of 1986, as amended, with respect to certain shares of stock of Unilife Corporation that were transferred to me on                     , 20    .

Please file this election.

Sincerely,

cc:	Corporate Secretary of Unilife Corporation